Exhibit 99.2

Consent of RNA Advisors, LLC

December 15, 2023

Board of Directors

Phoenix Biotech Acquisition Corp.

2201 Broadway, Suite 705

Oakland, CA 94612

Members of the Board:

We hereby consent to (i) the inclusion of our opinion letter, dated June 4, 2023, to the Board of Directors of Phoenix Biotech Acquisition Corp. as an Annex to the joint proxy statement/prospectus that forms a part of Amendment No. 3 of the Registration Statement on Form S-4 relating to the proposed business combination transaction with CERo Therapeutics, Inc. and (ii) the references to our firm and such opinion in such proxy statement/prospectus and Registration Statement contained under the headings “Questions and Answers About the Business Combination”, “Interests of PBAX’s Directors and Officers in the Business Combination”, “Background of the Business Combination” and “Certain Engagements in Connection with the Business Combination and Related Transactions”. The foregoing consent applies only to Amendment No. 3 to the Registration Statement being filed with the Securities and Exchange Commission today and not to any amendments or supplements to the Registration Statement, and our opinion is not to be filed with, included in or referred to in whole or in part in any other registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In giving such consent, we do not admit, and we disclaim, that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

RNA Advisors, LLC